   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1996

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

                NORTH CAROLINA                                  56-1714315
(State or other jurisdiction of incorporation      (I.R.S. Employer Identification No.)
               or organization)

                             4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                       DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           DENNIS B. GILLINGS, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         QUINTILES TRANSNATIONAL CORP.
                             4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                       DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

                             GERALD F. ROACH, ESQ.
                              AMY J. MEYERS, ESQ.
                            SMITH, ANDERSON, BLOUNT,
                      DORSETT, MITCHELL & JERNIGAN, L.L.P.
                        2500 FIRST UNION CAPITOL CENTER
                         RALEIGH, NORTH CAROLINA 27601
                                 (919) 821-1220
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

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                                                           PROPOSED         PROPOSED
                                          AMOUNT            MAXIMUM          MAXIMUM         AMOUNT OF
       TITLE OF EACH CLASS                 TO BE        OFFERING PRICE      AGGREGATE      REGISTRATION
 OF SECURITIES TO BE REGISTERED         REGISTERED      PER SECURITY(1) OFFERING PRICE(1)        FEE
----------------------------------------------------------------------------------------------------------
4.25% Convertible Subordinated
  Notes Due May 31, 2000.........       $75,990,000          100%          $75,990,000      $23,024.97
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....       918,282(2)            N/A              N/A            N/A(3)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i). Exclusive of accrued interest, if any.
(2) Represents the number of shares of Common Stock presently issuable upon conversion of the Notes being registered hereunder, together with an additional indeterminate number of shares as may become issuable upon conversion by reason of adjustments in the conversion price. If issued, such shares of Common Stock will be issued for no additional consideration and therefore no registration fee is required.
(3) Pursuant to Rule 457(i), no registration fee is required for the shares of Common Stock issuable upon conversion of the Notes as such shares will be issued for no additional consideration.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)

DATED             , 1996

                         QUINTILES TRANSNATIONAL CORP.
                                  $75,990,000

             4.25% CONVERTIBLE SUBORDINATED NOTES DUE MAY 31, 2000
                  (INTEREST PAYABLE ON MAY 31 AND NOVEMBER 30)

                                      AND

           918,282 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, ISSUABLE UPON CONVERSION OF SUCH 4.25% CONVERTIBLE SUBORDINATED NOTES
                             ---------------------

    This Prospectus relates to the offer for resale from time to time for the accounts of holders of Notes named herein (the "Selling Holders") of up to $75,990,000 aggregate principal amount of 4.25% Convertible Subordinated Notes due May 31, 2000 (the "Notes") of Quintiles Transnational Corp., a North Carolina corporation ("Quintiles" or the "Company"), and the 918,282 shares of the Company's Common Stock, par value $.01 per share, (the "Common Stock") that are issuable upon conversion of the Notes at the initial conversion rate of
12.0846 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $82.75 per share), subject to adjustment in certain events (the "Conversion Shares", together with the Notes, the "Offered Securities"). The Registration Statement (of which this Prospectus is a part) does not cover the issuance of the Conversion Shares upon conversion of the Notes into shares of Common Stock. See "Selling Holders" and "Plan of Distribution." None of the Notes have been converted into Conversion Shares as of the date hereof. Information concerning the Selling Holders may change from time to time and, to the extent required, will be set forth in supplements to this Prospectus.

    The Notes are convertible at any time on or after August 21, 1996 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 12.0846 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $82.75 per share), subject to adjustment in certain events. See, "Description of Notes -- Conversion Rights."

    Interest on the Notes is payable on May 31 and November 30 of each year, commencing on November 30, 1996. Principal and interest payments will be made without any deduction for U.S. withholding taxes, except to the extent described under "Description of Notes -- Payment of Additional Amounts". The Notes are redeemable (a) in the event of certain developments involving U.S. withholding taxes or certification requirements (as described under "Description of Notes -- Redemption -- Redemption for Taxation Reasons"), at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date, and (b) at the option of the Company, on or after the close of business on May 31, 1999, in whole or in part, at the redemption price set forth herein, plus accrued interest to the redemption date. See "Description of Notes -- Redemption." The Notes are not entitled to any sinking fund. The Notes will mature on May 31, 2000.

    In the event of a Change in Control (as defined), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option but subject to the satisfaction of certain conditions on the part of the Company, Common Stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date), at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes -- Repurchase at Option of Holders Upon a Change in Control."

    The Notes are unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and are effectively subordinated in right of payment to all indebtedness
and other liabilities of the Company's subsidiaries. As of         , 1996, the
aggregate amount of outstanding senior indebtedness of the Company was
approximately $        and subsidiaries of the Company had outstanding
approximately $        of indebtedness (other than indebtedness to the Company)
and other liabilities. The Indenture will not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other indebtedness. See "Description of Notes -- Subordination."

    The Notes were issued and sold in a private placement on May 23, 1996 (the "Original Offering") pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by
Section 4(2) thereof and were resold by the initial purchasers thereof to qualified institutional buyers pursuant to Rule 144A under the Securities Act and institutional accredited investors as defined in Rule 501 under the Securities Act. There is no public market for the Notes. See "Risk Factors." The Notes issued and sold in reliance on Rule 144A currently are eligible for trading through the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") System of the National Association of Securities Dealers, Inc. Notes sold pursuant to the Registration Statement of which this Prospectus is a part are not expected to remain eligible for trading on the PORTAL System. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system. The Common Stock is traded on the Nasdaq National Market System ("Nasdaq/NMS") under the symbol "QTRN." The Conversion Shares will be authorized for listing on Nasdaq/NMS upon official notice of issuance. On December 27, 1996, the last reported sale price of the Common Stock on Nasdaq/NMS was $62.50.

    The Company has been advised by the Selling Holders that the Selling Holders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, or underwriters also to be designated, may sell all or a portion of the Notes or Conversion Shares which may be offered hereby by them from time to time on terms to be determined at the time of sale. See "Plan of Distribution." The aggregate proceeds to the Selling Holders from the sale of Notes and Conversion Shares which may be offered hereby by the Selling Holders will be the purchase price of such Notes or Conversion Shares less underwriting discounts and commissions, if any. The Company is responsible for payment of all other expenses incident to the offer and sale of the Notes and the Conversion Shares. The Company will not receive any proceeds from the offering of the Notes or the Conversion Shares.

    The Selling Holders and any brokers, dealers, agents or underwriters that participate with the Selling Holders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such brokers, dealers, agents or underwriters and any commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Notes or Conversion Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For information concerning indemnification arrangements between the Company and the Selling Holders, see, "Plan of Distribution."

    The Company intends that the Registration Statement of which this Prospectus is a part will remain effective until three years after the latest date of original issuance of the Notes or such earlier date as of which such Registration Statement is no longer required for the transfer of the subject securities. See "Description of Notes -- Registration Rights."
                             ---------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, the Company's current reports on Form 8-K dated April 16, 1996, October 6, 1996 and November 22, 1996 filed with the Securities and Exchange Commission (the "Commission") and the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 11, 1994 are hereby incorporated by reference in this Prospectus except as superseded or modified herein. In addition, the financial statements of BRI International, Inc. ("BRI"), included in the Company's Registration Statement on Form S-4 (File No. 333-12573) as pages F-18 through F-72, as filed with the Commission on September 24, 1996 and amended on October 15, 1996, are incorporated herein by reference. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO CORPORATE SECRETARY, QUINTILES TRANSNATIONAL CORP., 4709 CREEKSTONE DRIVE, RIVERBIRCH BUILDING, SUITE 300, DURHAM, NORTH CAROLINA 27703-8411, OR BY TELEPHONE AT (919) 941-2000.

                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following regional offices: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed with the Commission a registration statement on Form S-3, (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes and the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; and with respect to each such contract or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, each such statement being qualified in all respects by such reference. For further information with respect to the Company, the Notes and the Common Stock, reference is made to the Registration Statement and exhibits thereto. The information so omitted, including exhibits, may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fees, or may be inspected without charge at the Public Reference Facilities of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004.

                                    SUMMARY

     The following summary information is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference herein.

     Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. See "Forward-Looking Statements." The matters set forth under the caption "Risk Factors" in this Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially.

                                  THE COMPANY

     Quintiles Transnational Corp. (the "Company" or "Quintiles") is a North Carolina corporation which provides drug development, pharmaceutical sales and marketing and healthcare consulting services to a range of public and private sector clients around the world. The Company complements the research and development departments of pharmaceutical and biotechnology companies by offering services designed to assure a high quality product for the sponsor company and reduce drug development time and cost. In addition, the Company's integrated services and extensive information technology capabilities furnish clients with broad experience and expertise in global drug development and provide clients with an outsourced variable-cost alternative to the fixed costs associated with internal drug development. The Company's core competencies include clinical research and data management, pharmaceutical sales and marketing, and consulting on healthcare policy, disease management and regulatory issues. Quintiles maintains its principal executive office at 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina, 27703-8411 and its telephone number is (919) 941-2000.

     In November 1996, the Company acquired BRI International, Inc. ("BRI"), a global contract research organization based in Arlington, Virginia, in a merger transaction in which BRI merged with and into a wholly-owned subsidiary of the Company (the "BRI Merger"). The BRI Merger was accounted for as a pooling of interests. The Company issued approximately 1,615,000 shares of its Common Stock in the BRI Merger to the shareholders of BRI and assumed options exercisable for 338,693 shares of Common Stock. Among its other services, BRI offers outsourcing capability to the medical device industry.

     Also in November 1996, the Company completed the acquisition of Innovex Limited ("Innovex"), an international contract pharmaceutical organization based in Marlow, United Kingdom, through a share exchange accounted for as a pooling of interests. The Company acquired all of the outstanding Innovex shares in exchange for approximately 9,200,000 shares of Common Stock and options to purchase approximately 800,000 shares of Common Stock. In connection with the transaction, the Company retired approximately $60 million of Innovex obligations. Innovex's core competencies focus on supplementing the sales and marketing of drugs for many of the leading 25 pharmaceutical companies on a global basis. Innovex's clinical research and contract-selling activities are concentrated during the perimarketing phase of two years pre- and two years post-regulatory approval to market a product.

     Additional information regarding the November 1996 acquisitions is contained in the Company's Form 8-K dated October 11, 1996, Form 10-Q for the period ended September 30, 1996 and Form 8-K dated November 22, 1996 as filed with the Commission and incorporated by reference herein and the financial statements of BRI incorporated by reference herein from the Company's Registration Statement on Form S-4, as filed with the Commission on September 24, 1996 and amended on October 15, 1996. See "Incorporation of Certain Documents by Reference."

                                  THE OFFERING

Securities Offered.........  $75,990,000 principal amount of 4.25% Convertible
                             Subordinated Notes due May 31, 2000 (the "Notes"), with interest payable on May 31 and November 30 of each year, commencing on November 30, 1996. This Prospectus also relates to the 918,282 shares of Common Stock issuable upon conversion of the Notes at the initial conversion rate of 12.0846 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances (the "Conversion Shares," together with the Notes, the "Offered Securities").

Issuer.....................  Quintiles Transnational Corp., a North Carolina
                             corporation.

Conversion Rate............  A conversion rate of 12.0846 shares per U.S.$1,000 principal amount of Notes (equivalent to U.S.$82.75 per share), subject to adjustment. See "Description of Notes -- Conversion Rights".

Form and Denomination......  Upon a transfer in a transaction registered under the Securities Act pursuant to the Registration Rights Agreement (as defined herein), except as otherwise provided in the Indenture, the Notes offered hereby will be represented by a global note in definitive, fully registered form and will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") or, upon the request of a Selling Holder of Notes in certificated form, in certificated form registered in the names requested. See "Description of Notes -- Form and Denomination."

Convertibility.............  The Notes will be convertible into shares of Common
                             Stock of the Company at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at the conversion rate set forth above. Holders of Notes called for redemption will be entitled to convert the Notes to and including, but not after, the date fixed for redemption. The right to convert a Note delivered for repurchase will terminate on the close of business on the repurchase date. See "Description of Notes -- Conversion Rights".

Optional Redemption........  Redeemable (a) as described immediately below under
                             "Additional Amounts and Redemption for Taxation Reasons" and (b) at the option of the Company, on or after the close of business on May 31, 1999, at the redemption price set forth herein, plus accrued interest to the redemption date. See "Description of Notes -- Redemption -- Optional Redemption".

Additional Amounts and
  Redemption for Taxation
  Reasons..................  The Company will pay Additional Amounts (as defined in "Description of Notes -- Payment of Additional Amounts"), subject to certain exceptions in order that Holders of Notes that are United States Aliens (as defined) receive the full amount of the principal, premium, if any, and interest specified therein (including any amount payable upon a repurchase of the Notes as described immediately below under "Repurchase at Option of Holders Upon Change in Control") without deduction for or on account of U.S. withholding taxes. In the event that the Company must pay such Additional Amounts as a result of a change in law, the Tax Affected Notes (as defined) will be redeemable at the option of the Company, as a whole but not in part, at 100% of the principal amount thereof, plus any accrued interest to the redemption date (but without reduction for U.S. withholding taxes). The Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the redemption date for such a redemption, except to the extent that the Company's obligation to pay such Additional Amounts does not arise from the change in law that resulted in such redemption.

Repurchase at Option of
  Holders Upon Change in
  Control..................  Repurchasable by the Company at the option of the holder upon a Change in Control (as defined under "Description of Notes -- Repurchase at Option of Holders Upon a Change in Control") at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at the option of the Company but subject to the satisfaction of certain conditions on the part of the Company, in Common Stock (valued at 95% of the average closing prices of the Common Stock for the five trading days preceding and including the third trading day prior to the repurchase date).

Subordination..............  Subordinated to present and future Senior
                             Indebtedness (as defined) of the Company. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities
                             of the Company's subsidiaries. As of           ,
                             1996, the aggregate amount of outstanding Senior
                             Indebtedness was approximately $          and
                             subsidiaries of the Company had approximately
                             $          of indebtedness outstanding (other than
                             indebtedness to the Company) and other liabilities. The Indenture will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or any of its subsidiaries. See "Description of Notes -- Subordination".

Events of Default..........  Include: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (b) failure to pay any interest (including any Additional Amount) on any Note or coupon when due, continuing for 30 days; (c) failure to provide a Company Notice (as defined); (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) default in respect of any indebtedness for money borrowed by the Company that results in acceleration of the maturity of an amount in excess of $10,000,000 of indebtedness if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture, and (f) certain events of bankruptcy, insolvency or reorganization. See "Description of Notes -- Events of Default".

Use of Proceeds............  The Company will not receive any proceeds from the sale by the Selling Holders of the Offered
                             Securities. See "Use of Proceeds."

Listing....................  The Notes are currently eligible for trading on the
                             PORTAL System of the National Association of
                             Securities Dealers, Inc. Notes sold pursuant to the Registration Statement, of which this Prospectus forms a part, are not expected to remain eligible for trading on the PORTAL system. The Company's Common Stock is listed on the Nasdaq National Market ("Nasdaq/NMS") under the symbol "QTRN," and the Conversion Shares will be authorized for listing on Nasdaq/NMS upon official notice of issuance.

Governing Law..............  The laws of the State of New York, United States of
                             America.

Indenture..................  Dated as of May 17, 1996, between the Company and
                             Marine Midland Bank, as trustee.

                                  RISK FACTORS

     The following factors should be considered, together with the other information contained in this Prospectus, in evaluating the Company and before purchasing the Notes. See also "Forward Looking Statements."

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

     The Company's revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. The Company has benefited to date from the growing tendency of pharmaceutical and biotechnology companies to engage independent outside organizations to conduct large clinical research projects. The Company's operations could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of research and development expenditures. The Company has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or clients. Concentrations of business in the contract research organization ("CRO") industry are not uncommon and are increasing as large pharmaceutical companies are outsourcing larger clinical trial projects to fewer full-service CROs. The Company is likely to experience such concentration in 1997 and in future years. The loss of any such client could materially adversely affect the Company's net revenue.

LOSS OF LARGE CONTRACTS

     Most of the Company's contracts are terminable upon 15-90 days' notice by the client. Although the contracts typically permit payment of certain fees for winding down the study and, in some cases, a termination fee, the loss of a large contract or the loss of multiple contracts could materially and adversely affect the Company's future revenue and profitability. Contracts may be terminated for a variety of reasons, including the failure of products to satisfy safety requirements, unexpected or undesired results of the product, the client's decision to forego a particular study, or insufficient patient enrollment or investigator recruitment. The Company undertakes to recruit large numbers of patients in many of its studies. There can be no assurance that the Company will always be able to satisfy recruitment targets, particularly in large studies for which there is little precedent. In addition, potential conflicts of interest may arise from services or potential services to be performed by the Company for different clients. There can be no assurance that such conflicts, if any, will be resolved and that the involved clients will be retained. The Company's business may be materially and adversely affected if any such conflicts cannot be resolved.

FIXED PRICE NATURE OF CONTRACTS

     Most of the Company's contracts for the provision of its services are fixed price or fee-for-service subject to a cap. Since the Company's contracts are predominantly structured in this manner, the Company bears the risk of cost overruns. Underpricing of contracts or significant cost overruns could have a material adverse effect on the Company.

COMPETITION; INDUSTRY CONSOLIDATION

     The market for the Company's contract research services is extremely competitive. The Company competes against other CROs and the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. In sales and marketing services, the Company competes against the in-house sales and marketing departments of pharmaceutical companies and small local contract sales organizations in each country in which it operates. Some of these competitors have greater capital, technical and other resources than the Company. The CRO industry also has attracted the attention of the investment community which could lead to increased competition by increasing the availability of financial resources for CROs. Expansion by these competitors into other areas in which the Company operates could affect the Company's competitive position. Increased competition may lead to price and other forms of competition that may affect the Company's margins.

     The CRO industry consists of several hundred small, limited service providers, several medium-sized CROs, and a few full-service global drug development companies. The CRO industry is consolidating and, in recent years, several large, full-service competitors have emerged. This trend of industry consolidation may result in greater competition among the larger CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to limit outsourcing to fewer organizations, has led to heightened competition in the CRO industry.

ACQUISITION RISKS

     Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the expenses incurred in connection with the acquisition and subsequent assimilation of operations and products, the diversion of management's attention from other business concerns, and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. The Company recently has completed a number of acquisitions, both within the United States and internationally. There can be no assurance that the Company's past and any future acquisitions will be successfully integrated into the Company's operations. The Company reviews many acquisition candidates in the ordinary course of business and, in addition to acquisitions already made, the Company continually is evaluating new acquisition opportunities. In view of the CRO industry consolidation which is occurring (see, "-- Competition; Industry Consolidation), the Company expects to compete for suitable acquisition candidates. There can be no assurance that the Company will complete any future acquisitions, nor that acquisitions, if completed, will contribute favorably to the Company's operations and future financial condition. Although the Company performs due diligence investigations on each company or business it seeks to acquire, there may be liabilities which the Company fails or is unable to discover for which the Company, as a successor owner, may be liable. The Company generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each seller, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the potential liabilities arising from the acquisitions.

MANAGEMENT OF GROWTH

     The Company has experienced rapid growth over the past 10 years. The Company believes that sustained growth places a strain on operational, human and financial resources. In order to manage its growth, the Company must continue to improve its operating and administrative systems and to attract and retain qualified management and professional, scientific and technical operating personnel. Foreign operations also may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. The Company has a transnational organizational structure, comprised of independent international business units performing complementary functions with a holding company performing management functions. While this structure has successfully supported the Company's growth to date, the Company recently has completed a number of acquisitions and there can be no assurance that it will continue to be effective if the scale of the Company's business changes. Failure to manage growth effectively could have a material adverse effect on the Company's business.

DEPENDENCE ON PERSONNEL

     The Company relies on a number of key executives, including Dennis B. Gillings, Ph.D., its Chairman of the Board of Directors and Chief Executive Officer. The Company maintains key man life insurance on Dr. Gillings in the amount of $3 million. The Company's performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff. The loss of the services of any of the Company's key executives could have a material and adverse effect on the

Company. There can be no assurance the Company will be able to continue to attract and retain qualified staff.

POTENTIAL LIABILITY

     The Company contracts with physicians, to serve as investigators, to conduct clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury or death to volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered. Although the Company does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that the Company could be held liable for the claims and expenses arising from any professional malpractice of the investigators with which it contracts or in the event of personal injury or death of persons participating in clinical trials. The Company also could be held liable for errors or omissions in connection with the services it performs. In addition, as a result of the Company's Phase I clinical trials facilities, the Company could be liable for the general risks associated with a Phase I facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. The Company believes that its risks are reduced by contractual indemnification provisions with clients and investigators (the scope of which varies from client to client and the performances of which are not secured), insurance maintained by clients and investigators and by the Company, various regulatory requirements, including the use of institutional review boards and the procurement of each volunteer's informed consent to participate in the study. The contractual indemnifications generally do not protect the Company against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification vary from client to client and from trial to trial. The financial performance of these indemnities is not secured. Therefore, the Company bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. The Company maintains professional liability insurance that covers worldwide territories in which the Company currently does business and includes drug safety issues as well as data processing errors and omissions. There can be no assurance that the Company will be able to maintain such insurance coverage on terms acceptable to the Company. The Company could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or in the event that an indemnifying party does not fulfill its indemnification obligations.

UNCERTAINTY IN HEALTH CARE INDUSTRY AND PROPOSED HEALTH CARE REFORM

     The health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical, biotechnology and medical device industries. Numerous governments have recently undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. During 1994, several comprehensive health care reform proposals were introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals was adopted, health care reform may again be addressed by the U.S. Congress. Similar reform movements have occurred in Europe and Asia. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical, biotechnology and medical device companies which could decrease the business opportunities available to the Company. Management is unable to predict the likelihood of such or similar legislation being enacted into law or the effects such legislation would have on the Company.

EXCHANGE RATE FLUCTUATIONS

     The Company's operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of the Company's foreign operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the United States dollar will subject the Company to currency translation risk with respect to the reported results of its foreign operations as well as to risks sometimes associated with international operations. There can be no assurance that the Company will not experience fluctuations in revenues from its operations outside the United States.

DEPENDENCE ON GOVERNMENT REGULATION

     The Company's business has benefited from the extensive governmental regulation of the drug development process. In the United States, the general trend has been in the direction of continued or increased substantive regulation. In Europe, the general trend has been toward establishing common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. The level of regulation is generally less burdensome outside the United States. A relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures could decrease the business opportunities available to the Company. In addition, the failure on the part of the Company to comply with applicable regulations could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. Furthermore, the issuance of a notice of finding by the Food and Drug Administration to either the Company or its clients based upon a material violation by the Company of Good Clinical Practices, Good Laboratory Practices or Current Good Manufacturing Practices requirements could have a material adverse effect on the Company.

VARIATION IN QUARTERLY OPERATING RESULTS

     The Company's results of operations can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the timing of start-up expenses for new offices, acquisitions, the completion or commencement of significant contracts, changes in the mix of services offered and foreign exchange fluctuations. The Company believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been and may continue to be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts and market conditions in the industry and general economic conditions. Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have an adverse effect on the market price of the Company's Common Stock.

SUBORDINATION

     The obligations of the Company under the Notes are subordinate to all present and future Senior Indebtedness of the Company and pari passu with obligations to, or rights of, the Company's general unsecured creditors. As a result, upon any acceleration of the Notes or payment or distribution of the assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the holders of Notes are entitled to receive any payment, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of
          , 1996, the aggregate amount of outstanding Senior Indebtedness was
approximately $          and subsidiaries of the Company had approximately
$          of indebtedness outstanding (other than indebtedness to the Company)
and
other liabilities. The Indenture does not limit the Company's or its subsidiaries' ability to incur Senior Indebtedness or any other indebtedness. See "Description of Notes -- Subordination."

ABSENCE OF TRADING MARKET FOR NOTES

     Prior to this offering, there has been no trading market for the Notes other than through the PORTAL System. There can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Notes to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such a market were to exist, the Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company. In addition, Notes sold pursuant to the Registration Statement, of which this Prospectus forms a part, are not expected to remain eligible for trading on the PORTAL system.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for each of the five fiscal years in the period ended December 31, 1995 and for the nine month period ended September 30, 1996. Earnings used in computing the ratio of earnings to fixed charges have been calculated by adding fixed charges to income (loss) before taxes. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses, and amortization of debt discounts and issue costs.

                                                                                     NINE MONTHS
                                                    FISCAL YEAR                         ENDED
                                  -----------------------------------------------   SEPTEMBER 30,
                                   1991      1992      1993      1994      1995         1996
                                  -------   -------   -------   -------   -------   -------------
Ratio of Earnings to
  Fixed Charges.................
                                  ========  ========  ========  ========  ========  ===========

                                  THE COMPANY

     Quintiles Transnational Corp. (the "Company" or "Quintiles") is a North Carolina corporation which provides drug development, pharmaceutical sales and marketing and healthcare consulting services to a range of public and private sector clients around the world. The Company complements the research and development departments of pharmaceutical and biotechnology companies by offering services designed to assure a high quality product for the sponsor company and reduce drug development time and cost. In addition, the Company's integrated services and extensive information technology capabilities furnish clients with broad experience and expertise in global drug development and provide clients with an outsourced variable-cost alternative to the fixed costs associated with internal drug development. The Company's core competencies include clinical research and data management, pharmaceutical sales and consulting on healthcare policy, disease management and regulatory issues. Quintiles maintains its principal executive office at 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina, 27703-8411 and its telephone number is (919) 941-2000.

     In November 1996, the Company acquired BRI International, Inc. ("BRI"), a global contract research organization based in Arlington, Virginia, in a merger transaction in which BRI merged with and into a wholly-owned subsidiary of the Company (the "BRI Merger"). The BRI Merger was accounted for as a pooling of interests. The Company issued approximately 1,615,000 shares of its Common Stock in the BRI Merger to the shareholders of BRI and assumed options exercisable for 338,693 shares of Common Stock. Among its other services, BRI offers outsourcing capability to the medical device industry.

     Also in November 1996, the Company completed the acquisition of Innovex Limited ("Innovex"), an international contract pharmaceutical organization based in Marlow, United Kingdom, through a share exchange accounted for as a pooling of interests. The Company acquired all of the outstanding Innovex shares in exchange for approximately 9,200,000 shares of its Common Stock and options to purchase approximately 800,000 shares of Common Stock. In connection with the transaction, the Company retired approximately $60 million of Innovex obligations. Innovex's core competencies focus on supplementing the sales and marketing of drugs for many of the leading 25 pharmaceutical companies on a global basis. Innovex's clinical research and contract-selling activities are concentrated during the perimarketing phase of two years pre- and two years post-regulatory approval to market a product.

     Additional information regarding the November 1996 acquisitions is contained in the Company's quarterly report on Form 10-Q for the period ended September 30, 1996 and current reports on Form 8-K dated October 11, 1996 and November 22, 1996 as filed with the Commission and incorporated by reference herein and the financial statements of BRI incorporated by reference herein from pages F-18 through F-72 of the Company's Registration Statement on Form S-4 (File No. 333-12573), as filed with the Commission on September 24, 1996 and amended on October 15, 1996. See "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

     The Selling Holders will receive all of the proceeds from the sale of the Offered Securities. The Company will receive no proceeds from such sales.

                                SELLING HOLDERS

     The Notes and Conversion Shares that may be offered pursuant to this Prospectus will be offered by the Holders listed in the table below or their transferees identified in supplements to this Prospectus (the "Selling Holders"). The following table sets forth information with respect to the Selling Holders and the principal amount of Notes and number of shares of Common Stock beneficially owned and that may be offered by each such Selling Holder pursuant to this Prospectus, all as of December 20, 1996.

                                                            PRINCIPAL       COMMON
                                              PRINCIPAL     AMOUNT OF        STOCK        COMMON
                                                AMOUNT        NOTES          OWNED         STOCK
                                               OF NOTES      OFFERED       PRIOR TO       OFFERED
               SELLING HOLDER                   OWNED         HEREBY      OFFERING(1)    HEREBY(2)
--------------------------------------------  ----------    ----------    -----------    ---------
AIM Balanced Fund...........................   1,200,000     1,200,000       14,501        14,501
AIM Charter Fund............................  12,000,000    12,000,000      145,015       145,015
AIM V.I. Growth & Income Fund...............     500,000       500,000        6,042         6,042
Allstate Insurance Company..................   2,000,000     2,000,000       24,169        24,169
Bancroft Convertible Fund, Inc. ............     500,000       500,000        6,042         6,042
Capital World Growth and Income Fund,
  Inc. .....................................  10,000,000    10,000,000      120,846       120,846
Catholic Mutual Series......................     350,000       350,000        4,229         4,229
CFW-C, L.P. ................................   1,500,000     1,500,000       18,126        18,126
Cincinnati Bell Telephone Convertible Value
  Fund......................................     530,000       530,000        6,404         6,404
Colonial Penn Insurance.....................     100,000       100,000        1,208         1,208
Colonial Penn Life Insurance Co. ...........     100,000       100,000        1,208         1,208
Columbia/HCA Hospital Corporation...........     510,000       510,000        6,163         6,163
David Lipscomb University...................      60,000        60,000          725           725
Declaration of Trust for the Defined Benefit
  Plan of ICI American Holdings, Inc. ......     410,000       410,000        4,954         4,954
Declaration of Trust for the Defined Benefit
  Plans of ZENECA Holdings, Inc. ...........     270,000       270,000        3,262         3,262
Delaware State Employees' Retirement Fund...   1,340,000     1,340,000       16,193        16,193
Delta Airlines Master Trust.................   1,175,000     1,175,000       14,199        14,199
Ellsworth Convertible Growth and Income
  Fund, Inc. ...............................     500,000       500,000        6,042         6,042
Equitable Life Assurance Separate Account --
  Balanced..................................     115,000       115,000        1,389         1,389
Equitable Life Assurance Separate Account --
  Convertibles..............................   1,600,000     1,600,000       19,335        19,335
First Hawaiian Bank Custodian Hotel
  Industry -- ILWU Pension Plan.............      80,000        80,000          966           966
First Hawaiian Bank Custodian Hotel Union
  Pension Trust Fund........................     220,000       220,000        2,658         2,658
General Motors Employees Domestic Group
  Trust.....................................   3,600,000     3,600,000       43,504        43,504
General Motors Salaried Employees
  Convertible Fund..........................   4,730,000     4,730,000       57,160        57,160
Gershow Partners............................     325,000       325,000        3,927         3,927
Glen Eagles Fund............................     325,000       325,000        3,927         3,927
The HCA Foundation..........................     175,000       175,000        2,114         2,114
Highbridge Capital Corporation..............   3,500,000     3,500,000       42,296        42,296
Hillside Capital Incorporated Corporate
  Account...................................     120,000       120,000        1,450         1,450
Hudson River Trust Balanced Portfolio.......     790,000       790,000        9,546         9,546
Hudson River Trust Growth & Income..........     390,000       390,000        4,712         4,712
Hudson River Trust Growth Investors.........     690,000       690,000        8,338         8,338

                                                            PRINCIPAL       COMMON
                                              PRINCIPAL     AMOUNT OF        STOCK        COMMON
                                                AMOUNT        NOTES          OWNED         STOCK
                                               OF NOTES      OFFERED       PRIOR TO       OFFERED
               SELLING HOLDER                   OWNED         HEREBY      OFFERING(1)    HEREBY(2)
--------------------------------------------  ----------    ----------      -------       -------
Hughes Aircraft Company Master Retirement
  Trust.....................................     690,000       690,000        8,338         8,338
Mainstay Convertible Fund...................   1,800,000     1,800,000       21,752        21,752
Massachusetts Mutual Life Insurance
  Company...................................     450,000       450,000        5,438         5,438
Medical Malpractice Insurance Association...     110,000       110,000        1,329         1,329
Memphis Light, Gas & Water..................     675,000       675,000        8,157         8,157
NB Convertible Arbitrage Partners, L.P. ....   3,000,000     3,000,000       36,253        36,253
New York Life Separate Account No. 7........     500,000       500,000        6,042         6,042
North Dakota State Land Department..........     270,000       270,000        3,262         3,262
OCM Convertible Limited Partnership.........      75,000        75,000          906           906
OCM Convertible Trust.......................   1,680,000     1,680,000       20,302        20,302
Palladin Partners...........................     325,000       325,000        3,927         3,927
Paloma Securities L.L.C. ...................   2,000,000     2,000,000       24,169        24,169
Ramius Fund.................................     825,000       825,000        9,969         9,969
Sage Capital................................   1,600,000     1,600,000       19,335        19,335
Societe Generale Securities Corp. ..........   1,250,000     1,250,000       15,105        15,105
State of Connecticut Combined Investment
  Funds.....................................   1,480,000     1,480,000       17,885        17,885
State of Michigan Employees Retirement
  Fund......................................   1,215,000     1,215,000       14,682        14,682
TCW Convertible Securities Fund.............   2,750,000     2,750,000       33,232        33,232
TCW Convertible Strategy Fund...............     910,000       910,000       10,996        10,996
TCW Convertible Value Fund..................     995,000       995,000       12,024        12,024
TCW Convertible Value L.P. .................     320,000       320,000        3,867         3,867
TCW/DW Income & Growth Fund.................     305,000       305,000        3,685         3,685
Teepak, Inc. Master Retirement Trust........      40,000        40,000          483           483
ThermoElectron Balanced Investment Fund.....     220,000       220,000        2,658         2,658
Van Kampen American Capital Harbor Fund.....   2,500,000     2,500,000       30,211        30,211
ZaZove Convertible Fund, L.P. ..............     300,000       300,000        3,625         3,625
                                              ----------    ----------      -------       -------
     Total..................................  75,990,000    75,990,000      918,282       918,282(3)
                                              ==========    ==========      =======       =======

---------------

(1) Includes the shares of Common Stock into which the full amount of Notes held by the Selling Holder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may vary from time to time.
(2) Assumes conversion into Common Stock at the initial conversion rate of the Notes held by the Selling Holder and offered hereby. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may vary from time to time. Fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(3) Due to rounding, the total of this column may not exactly equal the aggregate number of shares of Common Stock issuable upon conversion of the Notes at the initial conversion rate.

     The preceding table was prepared based on information furnished to the Company by the Depository Trust Company ("DTC"), Marine Midland Bank, trustee under the Indenture, and by or on behalf of the Selling Holders.

     Other than as a result of the ownership of Notes, none of the Selling Holders listed above had any material relationship with the Company within the three year period ending on the date of this Prospectus.

     Because the Selling Holders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares offered hereby by the Selling Holders, it is not possible to provide an estimate of the principal amount of Notes or Common Stock that will be held by the Selling Holders after completion of this offering. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Offered Securities in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The Offered Securities are being registered to permit public secondary trading of the Notes, and the Conversion Shares upon conversion thereof, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses other than underwriting discounts and selling commissions and fees in connection with the registration and sale of the Offered Securities.

     The Company will not receive any of the proceeds from this offering. The Offered Securities may be sold from time to time by or for the account of any of the Selling Holders or by their pledgees, donees, transferees or other successors in interest. The Offered Securities may be sold directly to purchasers in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or in transactions in which the broker solicits purchasers; in block trades in which the broker or dealer will attempt to sell the Offered Securities as agent but may position and resell a portion of the block as principal; or in transactions in which a broker or dealer purchases as principal for resale for its own account. Offers and sales of the Offered Securities may not occur through an underwritten offering unless the Company, in its discretion, consents in advance. Sales may be effected in one or more transactions (i) on the Nasdaq National Market, in other over-the counter markets, or on any stock exchange on which the Offered Securities may be listed or quoted at the time of sale; (ii) in transactions otherwise than on such exchanges or over-the-counter markets; (iii) through the writing of options (whether such options are listed on a stock exchange or otherwise) on, or settlement of short sells of, Common Stock; (iv) by means of a combination of the above; or (v) otherwise. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Holder.

     Any brokers, dealers, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holder or from the purchasers of the securities for whom they may act as agent, which discounts, concessions or commissions may be in excess of those customary in the types of transactions involved. Such brokers, dealers, underwriters or agents, as the case may be, and the Selling Holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of the Offered Securities and any discounts, concessions or commissions received by such broker, dealer, underwriter or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the aggregate principal amount of Notes and number of shares of Common Stock to be sold hereby, the name of the Selling Holder, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     Under the applicable rules and regulations promulgated under the Exchange Act, any person engaged in the distribution of the Notes or shares of Common Stock offered hereby may not simultaneously engage in market making activities for either the Notes or the Common Stock for a period of nine business days (in the case of the Notes) or two business days (in the case of the Common Stock) prior to the commencement of such distribution. In addition, each Selling Holder and any other person who participates in a distribution of the Notes or shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Notes or shares of Common Stock by the Selling Holders. The applicable provisions of the Exchange Act and the rules and regulations thereunder may affect the marketability of the Notes and shares of Common Stock and the ability of any person to engage in market making activities for the Notes or shares of Common Stock.

     To the Company's knowledge, there currently are no plans, arrangements or understandings between any Selling Holder and any broker, dealer or underwriter regarding the sale of the Offered Securities by the Selling Holders. There can be no assurance that any Selling Holder will sell any or all of the Offered Securities hereunder or that any Selling Holder will not transfer, devise or give such Offered Securities by other means not described herein.

     The outstanding Common Stock is listed for trading on the Nasdaq/NMS, and the shares of Common Stock issuable upon conversion of the Notes will be authorized for listing on the Nasdaq/NMS upon official notice of issuance. The Notes currently are eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. Notes sold pursuant to the Registration Statement, of which this Prospectus forms a part, are not expected to remain eligible for trading in the PORTAL System. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system. There is no assurance as to the development or liquidity of any trading market that may develop for the Notes.

     The Company and the Selling Holders have agreed to indemnify each other against certain liabilities arising under the Securities Act.

                              DESCRIPTION OF NOTES

     The Notes were issued under an Indenture, dated as of May 17, 1996 (the "Indenture"), between the Company and Marine Midland Bank, as Trustee (the "Trustee"), filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to Quintiles Transnational Corp. and not its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Section references below are references to Sections of the Indenture.

GENERAL

     The Notes are unsecured subordinated obligations of the Company, are limited to U.S.$143,750,000 aggregate principal amount, of which $75,990,000 principal amount are being registered hereunder, will mature on May 31, 2000 and be payable at a price of 100% of the principal amount thereof. The Notes bear interest at the rate of 4.25% per annum from May 23, 1996, payable semiannually on May 31 and November 30 of each year, commencing on November 30, 1996. Interest payable per $1,000 principal amount of Notes for the period from May 23, 1996 to November 30, 1996 was U.S.$22.19. (sec.sec. 3.1 and 3.7)

     The Notes are convertible into Common Stock initially at the conversion rate of 12.0846 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $82.75 per share), subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights", at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. (sec. 12.1) None of the Notes have been converted into Conversion Shares as of the date hereof.

     The Notes are redeemable (a) in the event of certain developments involving U.S. withholding taxes or certification requirements as described below under "-- Redemption -- Redemption for Taxation Reasons", at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and (b) at the option of the Company, on or after the close of business on May 31, 1999, in whole or in part, at the redemption price set forth below under "-- Redemption -- Optional Redemption", plus accrued interest to the redemption date. (sec. 2.2)

     The Company issued and sold $143,750,000 principal amount of the Notes on May 23, 1996 to Goldman Sachs International and Smith Barney Inc. (together, the "Initial Purchasers") in a private placement exempt from the registration provisions of the Securities Act (the "Original Offering"). The Initial Purchasers have advised the Company that they resold the Notes in transactions exempt from the registration provisions of the Securities Act to Qualified Institutional Buyers in reliance on Rule 144A under the Securities Act ("Rule 144A Notes"), in transactions in reliance on Regulation S ("Regulation S Notes") and to a limited number of Institutional Accredited Investors (as defined) in transactions exempt from registration under the Securities Act not made in reliance on Rule 144A or Regulation S ("Regulation D Notes"). Pursuant to a Registration Rights Agreement entered by and among the Company and the Initial Purchasers at the time of the Original Offering (the "Registration Rights Agreement"), Notes sold in compliance with Regulation S are not eligible for inclusion in the Registration Statement, of which this Prospectus forms a part. See "-- Registration Rights."

FORM AND DENOMINATION

     Upon a transfer in a transaction registered under the Securities Act pursuant to the Registration Rights Agreement, the Notes offered hereby will be represented by (i) a global Note (the "Unrestricted Global Note") in definitive, fully registered form, without interest coupons, and which will, as of the date hereof, be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC or (ii) upon the request of a Selling Holder of Notes in certificated (i.e. non-global) form, in certificated form registered in the names requested.

     Upon each sale by a Selling Holder of Notes or the Conversion Shares, as the case may be, offered hereby, such Selling Holder will be required to deliver a Notice (the "Notice") of such sale to the Trustee and the Company. The Notice will, among other things, identify the sale as a sale pursuant to the Registration Statement of which this Prospectus forms a part, certify that the prospectus delivery requirements, if any, of the Securities Act have been satisfied, and certify that the Selling Holder and the aggregate principal amount of Notes or the number of Conversion Shares owned by such holder are identified in the Prospectus in accordance with the applicable rules and regulations under the Securities Act. A copy of the form of Notice is included herein in Appendix A. Additional copies are available upon request to Corporate Secretary, Quintiles Transnational Corp., 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina 27703-8411, telephone (919) 941-2000.

     Upon receipt by the Trustee of the Notice relating to a sale of the Notes, an appropriate adjustment will be made to reflect a decrease in the principal amount of the Restricted Global Note (as defined below) or the cancellation of a
Note in certificated form upon the transfer thereof, and a corresponding increase in the principal amount of the Unrestricted Global Note (or upon the request of a Selling Holder of Notes in certificated form, the authentication and delivery of a Note in certificated form).

     The provisions below describe the form and denomination of the Notes offered hereby in connection with their original offering in a transaction or transactions not required to be registered under the Securities Act.

     Rule 144A Notes are represented by a Note in registered global form without interest coupons (the "Restricted Global Note", where the context requires, together with the Unrestricted Global Note, the

"Global Notes") which has been deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     Owners of beneficial interests in any Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert, exchange or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under any Note or the Indenture, with respect to any Global Note, and the Company and the Trustee, and any of their respective agents, may treat DTC as the Holder and owner of any Global Note. See "-- Depository Procedures with Respect to Global Notes".

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See
" -- Transfer, Exchange and Withdrawal -- Exchange of Interests in Global Notes for Certificated Notes".

     Regulation D Notes were initially issued in the form of Notes in certificated (i.e. non-global) form. Regulation D Notes were issued in minimum denominations of $1,000 and integral multiples thereof. Regulation D Notes initially issued in certificated form may not be exchanged for beneficial interests in any Global Note, except in limited circumstances.

     Rule 144A Notes (including beneficial interests in the Restricted Global
Note) and Regulation D Notes are subject to certain restrictions on transfer and bear a restrictive legend. In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of the DTC and its Participants (as defined below) or Indirect Participants (as defined below), which may change from time to time.

     For a description of the depository procedures with respect to the Global Notes, see "-- Depository Procedures with Respect to Global Notes".

CONVERSION RIGHTS

     The Holder of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of any Note that is an integral multiple of $1,000 into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 12.0846 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to a conversion price of $82.75 per share of Common Stock) subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date for such Note or the Repurchase Date, as the case may be. (sec. 12.1)

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of a Conversion Agent, accompanied by a duly signed and completed notice of conversion. Such notice of conversion can be obtained at the office of the Trustee at its Corporate Trust Offices in New York City and the Conversion Agent in Luxembourg and London. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the appropriate Conversion Agent for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the Company outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes (or portions thereof) called for redemption on a

Redemption Date or which are repurchasable on a Repurchase Date occurring, in either case, within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. The interest so payable on such Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or which may be repurchased on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, if applicable) is surrendered for conversion during such period, shall be paid to the Holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. The interest so payable on such Interest Payment Date in respect of any Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Note as of such Regular Record Date. Interest payable in respect of any Note surrendered for conversion or repurchase on or after an Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion. As a result of the foregoing provisions, except as provided above, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or repurchasable on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time or date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock at the close of business on the day of conversion. (sec.sec. 2.2, 3.7, 12.2 and 12.3)

     A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. (sec.sec. 12.2 and 12.8)

     The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for

Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the Current Market Price per share of the Common Stock on the record date for such distribution times the number of shares of Common Stock outstanding) on such date, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in
(e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such reductions in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. (sec. 12.4) The Company shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notices of any adjustments by mail to Holders of Notes. (sec. 12.5)

     In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (sec. 12.11)

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain Federal Income Tax Considerations -- Dividends".

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Notes (including any Additional Amounts and any amounts payable upon the redemption or the repurchase of the Notes permitted by the Indenture) will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the Company. The principal amount of
outstanding Senior Indebtedness was approximately $          at           ,
1996. Senior Indebtedness is defined in the Indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company to banks, insurance companies and other financial institutions evidenced by credit or loan agreements, notes or other written obligations, (b) all other indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Notes, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is (i) for money borrowed or

(ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (c) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates and (e) renewals, extensions, modifications, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (e) of this paragraph; provided, however, that Senior Indebtedness shall not include any such indebtedness or obligation (a) if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which, it is issued) provides that such indebtedness or obligation is not superior in right of payment to the Notes, (b) if such indebtedness or obligation is non-recourse to the Company or (c) any conditional sale contract or any account payable or any other indebtedness created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials, inventories or services. (sec.sec. 1.1, 13.1 and 13.2)

     No payment on account of principal of, premium, if any, or interest on the Notes (including any Additional Amounts and any amounts payable upon the redemption or the repurchase of the Notes permitted by the Indenture) may be made by the Company if there is a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) with respect to any Senior Indebtedness or if any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, shall have occurred and shall not have been cured or waived or shall not have ceased to exist after written notice to the Company and the Trustee by any holder of Senior Indebtedness. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness are likely to recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.
(sec. 13.2)

     In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held
by the Company. As of           , 1996, there was outstanding approximately
$          of indebtedness of subsidiaries of the Company (excluding
intercompany indebtedness); this amount has been included in the principal
amount of the Company's outstanding Senior Indebtedness at           , 1996, as
set forth above.

     The Indenture does not limit the Company's or its subsidiaries' ability to incur Senior Indebtedness or any other indebtedness.

REDEMPTION

  Optional Redemption

     Subject to the discussion under " -- Redemption for Taxation Reasons" below, the Notes may not be redeemed prior to the close of business on May 31, 1999. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, at the redemption price specified below, upon not less than 30 nor more than 60 days' prior notice as provided under " -- Notices" below.

     The redemption price (expressed as a percentage of principal amount) for the 12-month period beginning as of the close of business on May 31, 1999 is 101.0625% together with accrued interest to the date of redemption.
(sec.sec. 2.2, 11.1, 11.5, 11.7)

     No sinking fund is provided for the Notes.

  Redemption for Taxation Reasons

     If the Company has or will become obligated to pay Additional Amounts (as described below under " -- Payment of Additional Amounts") as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings (any such change or amendment being herein referred to as a "Tax Law Change"), and such obligation cannot be avoided by the Company taking reasonable measures available to it, the Tax Affected Notes (as hereinafter defined) may be redeemed, at the option of the Company, in whole but not in part. With respect to any Tax Law Change, "Tax Affected Notes" shall include any Note that, on or before the 30th day after the date on which the Company publishes a notice of redemption pursuant to this paragraph, is delivered to the Trustee together with a written statement from or on behalf of the beneficial owner of such Note to the effect that such beneficial owner has or will become entitled to receive Additional Amounts as a result of such Tax Law Change. Such redemption shall be upon not less than 30 nor more than 60 days' prior notice as provided under " -- Notices" below, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest to the redemption date and any Additional Amounts then payable; provided, however, that (1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were a payment in respect of the Notes then due and (2) at the time such notice of redemption is given, the obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of independent counsel of recognized standing, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change.

PAYMENT AND CONVERSION

     The principal of Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with a bank in New York City. Payment of any installment of interest on Notes will be made to the Person in whose name such Notes (or any predecessor
Note) is registered at the close of business on the May 15 or the November 15 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with a bank in New York City. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date. (sec. 2.2)

     Payments in respect of the principal of (and premium, if any) and interest on any Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day", when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York or London, England are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes. (sec.sec. 1.1 and 2.2)

     Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices, and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights". (sec.sec. 2.2 and 12.2)

     The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Notes for conversion, and in a Western European city for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "-- Notices" below. (sec. 10.2)

     Interest payable on Notes on any redemption date or repurchase date that is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Regular Record Date. (sec.sec. 11.7, 14.1 and 14.2)

     All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof.
(sec. 10.3)

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay to the Holder of any Note who is a United States Alien such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note (including any payment of the Repurchase Price in respect of such Note), after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

          (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein, or (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, or a foreign private foundation or foreign tax exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax;

          (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

          (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

          (f) any tax, assessment or other governmental charge imposed on a holder that actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or that is a controlled foreign corporation related to the Company through stock ownership;

          (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of, premium, if any, or interest on any Note, if such payment can be made without such withholding by any other Paying Agent in Western Europe;

          (h) any tax, assessment or other governmental charge imposed on a Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly been the Holder of the Note; or

          (i) any combination of items (a), (b), (c), (d), (e), (f), (g) and
     (h). (sec. 2.2)

Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the redemption date for a redemption described in the first paragraph under "-- Redemption -- Redemption for Taxation Reasons", except to the extent that the Company's obligation to pay such Additional Amounts does not arise from the Tax Law Change that resulted in such redemption.

     For purposes of this Prospectus, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction and a "United States Alien" is any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust. (sec. 2.2)

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a Change in Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of a Note, that is $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased together with interest accrued to the Repurchase Date (the "Repurchase Price"). (sec. 14.1)

     The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing prices of the Common Stock for the five trading days ending on and including the third trading day preceding the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment as provided in the Indenture. (sec.sec. 14.1 and 14.2)

     Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof, or, at the request of the Company on or before the 15th day after such occurrence, the Trustee shall give the Company Notice. The Company must also deliver a copy of the Company Notice to the Trustee and to the office of each Paying Agent. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or any Paying Agent of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. (sec. 14.3)

     A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

          (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

          (ii) any consolidation or merger of the Company with or into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if the closing price per share of the Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such trading day. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial Owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture. (sec. 14.4)

     The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the Company may, to the extent permitted by applicable law and subject to restrictions contained in the Underwriting Agreement entered by and among the Company and the Initial Purchasers in connection with the Original Offering, be re-issued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be re-issued or resold and will be cancelled promptly.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company shall not consolidate or merge with or into any other Person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate or merge with or into the Company or convey, transfer, sell or lease such Person's properties and assets substantially as an entirety to the Company unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, and (b) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (sec. 7.1)

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (b) failure to pay any interest (including any Additional Amount) on any Note or coupon when due, continuing for 30 days; (c) failure to provide a Company Notice; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) default in respect of any indebtedness for money borrowed by the Company that results in acceleration of the maturity of an amount in excess of $10,000,000 of indebtedness if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (sec. 5.1) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (sec. 6.3) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 5.12)

     If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (sec. 5.2) For information as to waiver of defaults, see "-- Meetings, Modification and Waiver".

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.
(sec. 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (sec. 5.8)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (sec. 10.9)

MEETINGS, MODIFICATION AND WAIVER

     The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests. (Article Nine)

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note or coupon affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note or coupon, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note or coupon, (c) reduce the amount payable upon a redemption or mandatory repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay Additional Amounts pursuant to the Indenture in a manner adverse to the Holders, (f) change the place or currency of payment of principal of, premium, if any, or interest on, any Note (including any payment of the Repurchase Price in respect of such Note) or coupon, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or coupon, (h) modify the obligation of the Company to maintain an office or agency in New York City and in a Western European city,
(i) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes or to require the Company to repurchase any Note other than as provided in the Indenture, (j) modify the subordination provisions in a manner adverse to the Holders of the Notes, (k) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (l) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (m) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, or (n) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws (sec.sec. 8.2 and 5.13). The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (sec. 9.4)

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent. (sec. 10.13) The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent. (sec. 5.13)

REGISTRATION RIGHTS

     The Selling Holders are entitled to the benefits of a registration rights agreement dated as of May 17, 1996, between the Company and the Initial Purchasers entered in connection with the Original Offering (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has, at its own expense, filed with the Commission a shelf registration statement of which this Prospectus forms a part (the "Shelf Registration Statement") covering resales by the holders of Notes in registered form (and the shares of Common Stock issuable upon conversion of such Notes) which cannot be resold in the United States except pursuant to a registration statement under the Securities Act or an exemption from registration under the Securities Act (collectively, the "Registrable Securities") and were not acquired in a transaction in reliance on Regulation S. The Company will use reasonable efforts to cause such Shelf Registration Statement to become effective as promptly as practicable and keep such Shelf Registration Statement effective until such date that is three years after the latest date of original issuance of the Notes or, if earlier, until all of the Registrable Securities (i) have been sold in a manner contemplated by the Shelf Registration Statement, (ii) have been transferred in compliance with Rule 144 under the Securities Act or are transferable pursuant to Rule 144(k) under the Securities Act, (iii) have been sold in compliance with Regulation S (and do not constitute part of the unsold allotment of a "distributor" within the meaning of Regulation S), or (iv) have otherwise been transferred and a new security not subject to transfer restrictions under the Securities Act has been delivered by or on behalf of the Company. Notwithstanding the foregoing, the Company will be permitted, in accordance with the Registration Rights Agreement, to suspend the use of any Prospectus that is a part of the Shelf Registration Statement during the existence of a state of facts or the happening of an event (including without limitation pending negotiations relating to, or the consummation of, a transaction or the occurrence of any event which in the opinion of the Company might require additional disclosure of material, non-public information by the Company in the Shelf Registration Statement as to which the Company believes it has a bona fide business purpose for preserving confidentiality or which renders the Company unable to comply with the rules and regulations under the Securities
Act) which in the opinion of outside counsel to the Company might reasonably result in the Shelf Registration Statement, or any amendment or post-effective amendment thereto, or the Prospectus or any supplement thereto, or any document incorporated therein by reference containing an untrue statement of material fact or omitting to state a material fact.

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement filed as an exhibit to the Registration Statement, of which this Prospectus forms a part.

TRANSFER, EXCHANGE AND WITHDRAWAL

     At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, any Note in registered form will be exchangeable at any time into an equal aggregate principal amount of Notes in registered form of different authorized denominations. (sec. 3.5)

     Notes in registered form may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of any transfer agent or at the office of the security registrar, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the transfer agent or the security registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the transfer agents and the security registrar, all as described in the Indenture. Notes may be transferred in whole or in part in authorized denominations. Upon surrender for registration of transfer of any such Notes, one or more new Notes will be deliverable, in accordance with the Indenture, at the office of any transfer agent. (sec. 3.5)

     The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Offices in New York City. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts, provided that there will at all times be a security registrar and a transfer agent in a Western European city.
(sec.sec. 3.5 and 10.2)

     In the event of a redemption of less than all of the Notes (other than, a redemption for any of the reasons described under "-- Redemption -- Redemption for Taxation Reasons") for any of the reasons set forth below under "-- Redemption", the Company will not be required (a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Note, or portion thereof, called for redemption. (sec. 3.5)

     Exchange of Interests in the Restricted Global Note and Regulation D Notes for Interests in Unrestricted Global Note. Upon each sale by a Selling Holder of Notes or Conversion Shares, as the case may be, offered hereby, such Selling Holder will be required to deliver a Notice (the "Notice") of such sale to the Trustee and the Company. The Notice will among other things, identify the sale as a sale pursuant to the Registration Statement of which this Prospectus forms a part, certify that the prospectus delivery requirements, if any, of the Securities Act have been satisfied, and certify that the Selling Holder and the aggregate principal amount of Notes or the number of Conversion Shares owned by such holder are identified in the Prospectus in accordance with the applicable rules and regulations under the Securities Act. A copy of the Notice is attached hereto as Appendix A. Additional copies are available upon request to Corporate Secretary, Quintiles Transnational Corp., 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina 27703-8411, telephone (919) 941-2000.

     Upon receipt by the Trustee of the Notice relating to a sale of Notes, an appropriate adjustment will be made to reflect a decrease in the principal amount of the Restricted Global Note or the cancellation of a Note in certificated form upon the transfer thereof, and a corresponding increase in the principal amount of the Unrestricted Global Note (or upon the request of a Selling Holder of Notes in certificated form, the authentication and delivery of a Note in certificated form).

     Any beneficial interest in the Restricted Global Note that is transferred to a person who takes delivery in the form of an interest in the Unrestricted Global Note will, upon transfer, cease to be an interest in the Restricted Global Note and will become an interest in the Unrestricted Global Note and, accordingly, will thereafter be subject to all procedures applicable to the Unrestricted Global Note for so long as it remains such an interest.

     Exchange of Interests in Global Notes for Certificated Notes. As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in certificated form, such Notes will be issued only as Notes in certificated form in denominations of $1,000 and integral multiples thereof.

     Transfers involving an exchange of a beneficial interest in the Restricted Global Note for a beneficial interest in the Unrestricted Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC/Deposit Withdraw at Custodian (DWAC) System. Accordingly, appropriate adjustments will be made to reflect a decrease in the principal amount of the Restricted Global Note and a corresponding increase in the principal amount of the Unrestricted Global Note or vice versa, as applicable.

TITLE

     The Company, the Trustee, any Paying Agent and any Conversion Agent may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes. (sec. 2.2)

NOTICES

     Notices to Holders of Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing. (sec.sec. 1.1 and 1.6)

     Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days (and in the case of the redemption described in the second paragraph under "-- Redemption -- Redemption for Taxation Reasons", at least 75 days) prior to the redemption date (which notice shall be published in accordance with the procedures described in the preceding paragraph, but shall be irrevocable except as otherwise provided in the second paragraph under "-- Redemption -- Redemption for Taxation Reasons") and will specify the redemption date.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued. (sec. 3.6)

PAYMENT OF STAMP AND OTHER TAXES

     The Company will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. Except as described under "--Payment of Additional Amounts", the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

DEPOSITORY PROCEDURES WITH RESPECT TO GLOBAL NOTES

     With respect to the Global Notes, DTC has advised the Company as follows:
DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC credits the accounts of designated Participants with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED ABOVE UNDER "-- FORM, DENOMINATION AND WITHDRAWAL", OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of interests in securities such as the Global Notes (including principal and interest) held by it or its nominee, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name". Such payments will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Notes for all purposes.

     Transfers of beneficial interests in the Global Notes between Participants in DTC will be effected in accordance with DTC's procedures, and such beneficial interests will trade in DTC's Same-Day Funds Settlement System; and consequently, secondary market trading activity in such interests will settle in immediately available funds.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of

Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Registered Global Notes.

GOVERNING LAW

     The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York, United States of America. (sec. 1.11)

THE TRUSTEE

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (sec.sec. 6.1 and 6.3)

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relevant to purchasers of the Notes and the Conversion Shares, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or non-United States persons. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

  Payment of Interest

     Interest on a Note generally will be includible in the income of a holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

  Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange or redemption of a Note, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, less any principal payments received by such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

  Conversion of the Notes

     A holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional Share of Common Stock. Such holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in a capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

  Dividends

     Dividends paid on the Common Stock generally will be includible in the income of a holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

     If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion rate of the Notes is increased, or (ii) the conversion rate of the Notes is increased at the discretion of the Company, such increase in conversion rate may be deemed to be the payment of a taxable dividend to holders of Notes (pursuant to Section 305 of the Code). Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

  Market Discount

     In general, if a holder purchases a Note after its original issuance at a price which is less than the Note's stated redemption price at maturity by more than a statutory de minimis amount, the Note will be treated as having market discount equal to the difference between the purchase price and the stated redemption price at maturity. Such market discount is treated as accruing ratably (or, if the holder elects, on a constant interest rate basis) over the period between the holder's purchase of the Note and the Note's maturity date. The holder of a Note with market discount must generally include accrued market discount in ordinary income when the Note is sold or otherwise disposed of. In addition, the holder must treat any principal payments received on the Note as ordinary income to the extent of accrued market discount not previously taken into income. Alternatively, the holder may elect to accrue market discount on a constant yield basis. Absent such an election, holders who have incurred or continued indebtedness in connection with the acquisition or holding of a Note with market discount may be required to defer the deduction of all or a portion of the interest on such indebtedness until the Note is disposed of in a taxable transaction.

  Bond Premium

     In general, if a holder purchases a Note at a price in excess of the Note's stated redemption price at maturity, the Note will be treated as having bond premium equal to such excess. Bond premium with respect to a Note does not, however, include any amount attributable to the conversion feature of the Note. In general, a holder may elect to amortize bond premium with respect to a Note using a constant yield method over the Note's remaining life. The amount of bond premium amortized by an electing holder during a year will generally reduce the amount required to be included in income during the year with respect to interest on the Note and will reduce the holder's adjusted tax basis in the Note. An election to amortize bond premium will apply to all taxable bonds held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the Internal Revenue Service.

  Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and of interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain non-corporate holders, and a 31% backup withholding tax may apply to such payments if the holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Company has authorized 200 million shares of Common Stock, $.01 par value per share. As of November 30, 1996, 32,883,906 shares of Common Stock were issued and outstanding. Holders of Common Stock are entitled to one vote for each share held on matters which are submitted to a vote of shareholders and are not entitled to cumulative voting in the election of directors. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock are entitled to receive dividends, if any, as declared from time to time by the Board of Directors out of assets legally available for such purpose. The Company has never paid any cash dividends on Common Stock, and its existing domestic credit facility prohibits the payment of dividends without the prior consent of the lender. The Company does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business. On liquidation, holders of Common Stock are entitled to a pro rata portion of all assets available for distribution after payment of creditors and the liquidation preference of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or other rights to subscribe for additional shares. All outstanding shares of Common Stock are, and the Conversion Shares will be, upon issuance in accordance with the provisions of the Indenture, duly authorized validly issued, fully paid and non-assessable. Notices to Holders of Common Stock will be given by the Company by mail to the addresses of such Holders as they appear in the books and records of the Company.

PREFERRED STOCK

     The Company has authorized 25 million shares of Preferred Stock, $.01 par value per share. The Company may issue shares of Preferred Stock in one or more series as may be determined by the Company's Board of Directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such series without any further vote or action by the shareholders. Any Preferred Stock so issued by the Board of Directors may rank senior to the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up of the Company, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Under certain circumstances the issuance of Preferred Stock or the existence of the unissued Preferred Stock may tend to discourage or render more difficult a merger or other change in control of the Company. No shares of Preferred Stock currently are outstanding, and the Company has no current plans to issue Preferred Stock.

CERTAIN ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS HAVING POTENTIAL ANTI-TAKEOVER EFFECTS

  General

     A number of provisions of the Company's Articles of Incorporation and Bylaws address matters of corporate governance and the rights of shareholders. The following summary of such provisions is not intended to be complete and is qualified in all respects by the Company's Articles of Incorporation and Bylaws. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders.

  Classification of Board of Directors

     The Articles of Incorporation provide that the Board of Directors of the Company is divided into three classes as nearly equal in number as possible. The directors of each class elected after the expiration of the initial term of office for such class will serve a term of three years. As a result of the classification of the Board of Directors, approximately one-third of the members of the Board of Directors will be elected each year, and, two annual meetings will be required for the Company's shareholders to change a majority of the members constituting the Board of Directors.

  Nomination and Removal of Directors; Filling Vacancies

     The Company's Bylaws provide that nominations to the Board of Directors may only be made by the Board of Directors, a nominating committee of the Board or by any shareholder entitled to vote in elections of directors who complies with certain notice procedures. In addition, the Articles of Incorporation provide that (i) a director may be removed by the shareholders only upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors, however if a Director was elected by the holders of one class or series of capital stock, or a group of such class or series, only members of that voting group may participate in the vote to remove him, and (ii) vacancies on the Board of Directors may be filled only by the Board of Directors. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board by anyone who obtains a controlling interest in the Company's Common Stock.

  Amendment of Articles of Incorporation

     The Articles of Incorporation of the Company provide that amendments to the Articles of Incorporation may be adopted only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock of the Company entitled to vote thereon. However, if such amendment has received the prior approval by an affirmative vote of a majority of Disinterested Directors, as defined below, then the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Company entitled to vote thereon, or such greater percentage approval as required by North Carolina law, is sufficient to adopt such amendment. A Disinterested Director is defined as any member of the Board of Directors who is unaffiliated with, and not a nominee of, a Control Person, as defined below, and was a member of the Board of Directors prior to the time a Control Person became such, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a Control Person, who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors. A Control Person is defined as any corporation, person, group, or other entity, which together with its affiliates, prior to a Business Combination, as defined below, beneficially owns 10% or more of the shares of any class of equity or convertible securities of the Company, and any affiliate of any such corporation, person, group, or other entity; provided, however, any corporation, person, group or other entity which, together with its affiliates, prior to January 1, 1994 beneficially owned 10% or more of the shares of any class of equity or convertible securities of the Company, and any affiliate of any such party is not considered to be a Control Person.

  Amendment of Bylaws

     Subject to certain restrictions described below, either the Board of Directors or the shareholders of the Company may amend the Company's Bylaws. The Board of Directors may amend the Bylaws and adopt new Bylaws except that: (i) a bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended, or repealed by the Board of Directors if neither the Articles of Incorporation or a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend, or repeal that particular bylaw or the Bylaws generally; (ii) a bylaw that fixes a greater quorum or voting requirement for the Board of Directors may not be adopted by the Board of Directors by a vote of less than a majority of the directors then in office and may not itself be amended by a quorum or vote of directors less than the quorum or vote therein prescribed or prescribed by a bylaw adopted or amended by the shareholders; and
(iii) if a bylaw fixing a greater quorum or voting requirement for the Board of Directors is originally adopted by the shareholders, it may be amended or repealed only by the shareholders, unless the Bylaws permit amendment or repeal by the Board of Directors. The shareholders of the Company generally may adopt, amend, or repeal the Bylaws upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote thereon.

  Supermajority Vote Requirement

     The Articles of Incorporation of the Company provide that, unless otherwise more restrictively required by applicable law, any Business Combination, as defined below, must be approved by a majority of a quorum of the Board of Directors and must receive the level of shareholder approval, if any, as follows: (i) to the extent shareholder approval is otherwise required by law, by an affirmative vote of the shareholders holding at least a majority of the shares of capital stock of the Company entitled to vote thereon, provided that such Business Combination has been approved by an affirmative vote of at least two-thirds of the full Board of Directors before such Business Combination is submitted for approval to the shareholders or (ii) by an affirmative vote of the shareholders holding at least two-thirds of the shares of capital stock of the Company entitled to vote thereon, provided that such Business Combination has been approved by an affirmative vote of at least a majority of a quorum of the Board of Directors (but less than two-thirds of the full Board of Directors). In addition, if the Business Combination is approved by the affirmative vote of the shareholders holding at least two-thirds of the shares of Common Stock entitled to vote and by a majority of a quorum of the Board of Directors but less than two-thirds of the full Board of Directors, the Business Combination must grant to shareholders not voting to approve the Business Combination certain "fair price" rights.

     The Company's Articles of Incorporation define a Business Combination as
(i) any merger or consolidation of the Company into any other corporation, person, group, or other entity where the Company is not the surviving or resulting entity; (ii) any merger or consolidation of the Company with or into any Control Person or with any corporation, person, group or other entity where the merger or consolidation is proposed by or on behalf of a Control Person;
(iii) any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company; (iv) any sale, lease, exchange, or other disposition of more than 10% of the total assets of the Company to a Control Person; (v) the issuance of any securities of the Company to a Control Person;
(vi) the acquisition by the Company of any securities of a Control Person unless such acquisition begins prior to the person becoming a Control Person or is an attempt to prevent the Control Person from obtaining greater control of the Company; (vii) the acquisition by the Company of all or substantially all of the assets of any Control Person or any entity where the acquisition is proposed by or on behalf of a Control Person; (viii) the adoption of any plan or proposal for the liquidation or dissolution of the Company which is proposed by or on behalf of a Control Person; (ix) any reclassification of securities or recapitalization of the Company which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company which is beneficially owned or controlled by a Control Person; (x) any of the above transactions which are between the Company and any of its subsidiaries and which are proposed by or on behalf of any Control Person; or (xi) any agreement, plan, contract, or other arrangement providing for any of the above transactions.

     The requirement of a supermajority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of the Company by allowing shareholders holding less than a majority of the shares of Common Stock to prevent a transaction favored by shareholders holding a majority of such shares. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of the Company and their positions with the Company.

  Fair Price Provision

     The "fair price" provision of the Company's Articles of Incorporation applies to Business Combinations which have received the approval of two-thirds of the shareholders entitled to vote but have not received the approval of two-thirds of the full Board of Directors and only to shareholders who vote against such Business Combinations and who elect to sell their shares to the Company for cash at their fair price. This "fair price" provision requires that the consideration for such shares be paid in cash by the Company and that the price per share be at least equal to the greater of the following:

          (i) The highest price per share paid for the Company's Common Stock during the four years immediately preceding the Business Combination vote by any shareholder who beneficially owned five percent or more of the Company's Common Stock and who votes in favor of the Business Combination;

          (ii) The cash value of the highest price per share previously offered pursuant to a tender offer to the shareholders of the Company within the four years immediately preceding the Business Combination vote; or

          (iii) The highest price per share, including commissions and fees, paid by a Control Person in acquiring any of its holdings of the Company's Common Stock.

     The fair price provision is intended to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with the Company. However, some shareholders may find the fair price provision disadvantageous to the extent it discourages changes in control in which shareholders might receive for at least some of their shares a substantial premium above the market price at the time an acquisition transaction is made.

     The Company is not aware of any pending or threatened effort to acquire control of the Company or to change management. The Board of Directors does not presently intend to propose any additional anti-takeover provisions.

  Constituencies

     The Company's Articles of Incorporation expressly authorize the Board of Directors of the Company, any committee of the Board of Directors, or any individual director in determining what is in the best interest of the Company and its shareholders, to consider, in addition to the long-term and short-term interests of the shareholders, the social and economic effects of the matter to be considered on the Company and its subsidiaries, their employees, clients, creditors, and the communities in which the Company and its subsidiaries operate or are located. When evaluating a business combination or a proposal by another person to make a business combination or a tender offer or any other proposal relating to a potential change in control of the Company, the Board of Directors may consider such matters as the business and financial condition and earnings prospects of the acquiring person, and the possible effect of such condition upon the Company and its subsidiaries and the communities in which the Company and its subsidiaries operate, the competence, experience, and integrity of the acquiring person and its management and the prospects for successful conclusion of the business combination, offer or proposal. The consideration of any of the above factors is completely discretionary with the Company's Board of Directors. The constituency provision of the Company's Articles of Incorporation may discourage or make more difficult certain acquisition proposals or business combinations and therefore, may adversely affect the ability of shareholders to benefit from certain transactions opposed by the Company's Board of Directors.

  Special Meetings of Shareholders

     The Company's Bylaws provide that special meetings of shareholders may be called only by the Board of Directors, the Chairman of the Board, the President or holders of 25% or more of the voting power of the outstanding shares of the Company. As a result, this provision would prevent shareholders owning less than 25% of the voting power of the outstanding Common Stock from compelling shareholder consideration of any proposal (such as a proposal for a Business Combination) over the opposition of the Company's Board of Directors.

  Shareholder Proposals

     The Company's Bylaws provide that shareholders who desire to bring any business before a meeting of shareholders must follow specified procedures, including advance written notice to the Company. The shareholder proposal provision may make it more difficult for shareholder proposals to be considered at shareholder meetings.

  Transfer Agent and Registrar

     The Company's transfer agent and registrar for its Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

                                 LEGAL MATTERS

     The validity of the Notes and of the Common Stock issuable upon conversion thereof offered hereby will be passed upon for the Company by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

                                    EXPERTS

     The consolidated financial statements of the Company for the years ended December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995 appearing in the Company's Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 1995 incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements of Lewin-VHI as of and for the year ended December 31, 1995 included in the Company's current report on Form 8-K dated April 16, 1996 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of BRI as of May 31, 1996 and for the six month period ended May 31, 1996 included in the Registration Statement on Form S-4, as filed with the Commission under the Securities Act (File No. 333-12573) on September 24, 1996 and amended on October 15, 1996 (the "BRI Registration Statement"), when such registration statement became effective and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of BRI as of November 30, 1995 and 1994 and for each of the two years in the period ended November 30, 1995 included in the BRI Registration Statement when such registration statement became effective and incorporated herein by reference have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Innovex included in the Company's Current Report on Form 8-K dated October 6, 1996 and incorporated by reference herein have been audited by KPMG, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     Information set forth in this Prospectus or incorporated by reference herein contains various "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements represent the Company's reasonable judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual and operating results and financial position to differ materially.

     The Company cautions that any such forward-looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward-looking statements, including, without limitation those set forth in this Prospectus under "Risk Factors" and the following: possible loss of existing relationships in the pharmaceutical, biotechnology and medical device industries and with specific large clients in those industries; potential loss of large contracts; greater than anticipated competition and CRO industry consolidation; possible volatility of the price of the Common Stock; greater than anticipated costs of acquisitions and managing growth of the Company; unexpected malpractice or similar liabilities or an inability to maintain adequate liability insurance to cover legal claims; reforms in the healthcare industry; decreases in government regulatory requirements which lead companies to engage CROs; and dependence on key personnel; and other cautionary language included in documents incorporated herein by reference. See "Risk Factors".

                                                                      APPENDIX A

             NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT

Marine Midland Bank, as Trustee
Quintiles Transnational Corp.
c/o Marine Midland Bank
140 Broadway, 12th Floor
New York, New York 10005
Attention: Corporate Trust Services -- Quintiles

          Re: Quintiles Transnational Corp. (the "Company") 4.25% Convertible
              Subordinated Notes due May 31, 2000 (the "Notes")

Dear Sirs:

     Please be advised that                                         has
transferred $          aggregate principal amount of the above-referenced Notes,
or           number of shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issued upon conversion of the Notes, pursuant to an
effective Registration Statement on Form S-3 (File No. 333-          ) filed by
the Company.

     We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the Notes or Common Stock is named as a "Selling Holder" in
the Prospectus dated             , 1996 or in supplements thereto, and that the
aggregate principal amount of the Notes or shares of Common Stock transferred are (or are included in) the Notes or shares of Common Stock listed in such Prospectus opposite such owner's name.

Dated:

                                            Very truly yours,

                                            ------------------------------------
                                            (Name)

                                        By: ------------------------------------
                                            (Authorized Signature)

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................     2
Available Information.................     2
Summary...............................     3
Risk Factors..........................     7
Ratio of Earnings to Fixed Charges....    11
The Company...........................    12
Use of Proceeds.......................    12
Selling Holders.......................    13
Plan of Distribution..................    15
Description of Notes..................    16
Certain Federal Income Tax
  Considerations......................    32
Description of Capital Stock..........    34
Legal Matters.........................    38
Experts...............................    39
Forward-Looking Statements............    39
Appendix A............................    40

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                         QUINTILES TRANSNATIONAL CORP.

                             ---------------------

                                   PROSPECTUS

                             ---------------------
                                           , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered.

    SEC Registration Fee......................................................  $23,025
    Nasdaq Listing Fee........................................................  $17,500*
    Legal Fees and Expenses...................................................  $
    Accounting Fees and Expenses..............................................  $
    Printing and Engraving Expenses...........................................  $
    Miscellaneous Expenses....................................................  $
                                                                                -------
              Total...........................................................  $
                                                                                =======

---------------

* Payable upon official notice of the first conversion.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with the proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with the proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company's bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the

Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers, and employees in accordance with either the statutory or non-statutory standard.

     Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

     Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company's directors and officers are currently covered under directors' and officers' insurance policies maintained by the Company.

     As permitted by North Carolina law, Article XI of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under N.C. Gen. Stat. Section 55-8-33,
(iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provision became effective.

ITEM 16.  EXHIBITS

     The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.

EXHIBIT
  NO.                                            DESCRIPTION
-------       ---------------------------------------------------------------------------------
  4.01(1)     Specimen Common Stock Certificate
  4.02        Amended and Restated Articles of Incorporation
  4.03(2)     Amended and Restated Bylaws
  4.04(3)     Indenture, dated as of May 17, 1996, between the Company and Marine Midland Bank, as Trustee, with respect to the Company's 4.25% Convertible Subordinated Notes
              due May 31, 2000
  4.05        Form of the Company's 4.25% Convertible Subordinated Notes in Unrestricted Global
              Form
  4.06        Form of the Company's 4.25% Convertible Subordinated Notes in Certificated Form
  5.01        Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
 12.01        Computation of Ratio of Earnings to Fixed Charges*
 23.01        Consent of Ernst & Young, LLP
 23.02        Consent of Coopers & Lybrand L.L.P.
 23.03        Consent of KPMG
 23.04        Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
              (included in Exhibit 5.01 hereto)
 24.01        Powers of Attorney (see Page II-6)
 25.01        Statement of Eligibility of Trustee
 99.01(3)     Registration Rights Agreement, dated as of May 17, 1996, by and among the
              Company, Goldman Sachs International and Smith Barney Inc.

---------------

 *  To be provided by amendment.
(1) Exhibit to the Company's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission (Registration No. 33-75766) effective April 20, 1994 and incorporated herein by reference.
(2) Exhibit to the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 26, 1996 and incorporated herein by reference.
(3) Exhibit to the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 15, 1996 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file during, any period in which offers and sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on December 30, 1996.

                                          QUINTILES TRANSNATIONAL CORP.

                                          By: /s/ RACHEL R. SELISKER
                                              ----------------------------------
                                              Rachel R. Selisker
                                              Chief Financial Officer and
                                              Vice President Finance

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis B. Gillings and Rachel R. Selisker and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons as of December 30, 1996 in the capacities indicated.

                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------

           /s/ DENNIS B. GILLINGS               Chairman of the Board of Directors, President
---------------------------------------------     and Chief Executive Officer
             Dennis B. Gillings

             /s/ SANTO J. COSTA                 President, Chief Operating Officer and
---------------------------------------------     Director
               Santo J. Costa

           /s/ RACHEL R. SELISKER               Chief Financial Officer, Vice President
---------------------------------------------     Finance, Treasurer and Director (Principal
             Rachel R. Selisker                   Accounting and Financial Officer)

             /s/ SARA B. CREAGH                 Director
---------------------------------------------
               Sara B. Creagh

          /s/ WILLIAM A. SOLLECITO              Director
---------------------------------------------
            William A. Sollecito

            /s/ LUDO J. REYNDERS                Director
---------------------------------------------
              Ludo J. Reynders

             /s/ ERIC J. SOUETRE                Director
---------------------------------------------
               Eric J. Souetre

           /s/ RICHARD H. THOMPSON              Director
---------------------------------------------
             Richard H. Thompson

           /s/ CHESTER W. DOUGLASS              Director
---------------------------------------------
             Chester W. Douglass

              /s/ JOHN G. FRYER                 Director
---------------------------------------------
                John G. Fryer

            /s/ ARTHUR M. PAPPAS                Director
---------------------------------------------
              Arthur M. Pappas

            /s/ ROBERT C. BISHOP                Director
---------------------------------------------
              Robert C. Bishop

                                                Director
---------------------------------------------
               Lawrence Lewin
         *By: /s/ RACHEL R. SELISKER                       By: /s/ DENNIS B. GILLINGS
---------------------------------------------     --------------------------------------------
   Rachel R. Selisker as Attorney-in-Fact            Dennis B. Gillings as Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBIT
-------       ---------------------------------------------------------------------------------
  4.01(1)     Specimen Common Stock Certificate
  4.02        Amended and Restated Articles of Incorporation
  4.03(2)     Amended and Restated Bylaws
  4.04(3)     Indenture, dated as of May 17, 1996, between the Company and Marine Midland Bank, as Trustee, with respect to the Company's 4.25% Convertible Subordinated Notes
              due May 31, 2000
  4.05        Form of the Company's 4.25% Convertible Subordinated Notes in Unrestricted Global
              Form
  4.06        Form of the Company's 4.25% Convertible Subordinated Notes in Certificated Form
  5.01        Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
 12.01        Computation of Ratio of Earnings to Fixed Charges*
 23.01        Consent of Ernst & Young, LLP
 23.02        Consent of Coopers & Lybrand L.L.P.
 23.03        Consent of KPMG
 23.04        Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
              (included in Exhibit 5.01 hereto)
 24.01        Powers of Attorney (see Page II-6)
 25.01        Statement of Eligibility of Trustee
 99.01(3)     Registration Rights Agreement, dated as of May 17, 1996, by and among the
              Company, Goldman Sachs International and Smith Barney Inc.

---------------

 *  To be provided by amendment.
(1) Exhibit to the Company's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission (Registration No. 33-75766) effective April 20, 1994 and incorporated herein by reference.
(2) Exhibit to the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 26, 1996 and incorporated herein by reference.
(3) Exhibit to the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 15, 1996 and incorporated herein by reference.